California Tax-Exempt Funds Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.


Trustee                              For        Withheld   Percentage For


John J. Brennan            3,961,847,151     128,778,835            96.9%
Charles D. Ellis           3,944,624,327     146,001,659            96.4%
Emerson U. Fullwood        3,953,788,870     136,837,116            96.7%
Rajiv L. Gupta             3,953,717,320     136,908,666            96.7%
Amy Gutmann                3,956,195,814     134,430,171            96.7%
JoAnn Heffernan Heisen     3,959,524,008     131,101,977            96.8%
F. William McNabb III      3,962,481,358     128,144,627            96.9%
Andre F. Perold            3,955,494,696     135,131,290            96.7%
Alfred M. Rankin, Jr.      3,964,103,273     126,522,713            96.9%
Peter F. Volanakis         3,967,139,570     123,486,416            97.0%

Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.


The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the funds to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                 For       Abstain        Against      Broker         Percentage
                                                      Non-Votes              For

California Tax-Exempt Money Market Fund

2a      3,665,402,419    77,364,644    306,446,875   41,412,049          89.6%
2b      3,660,954,227   107,517,256    280,742,453   41,412,050          89.5%
2c      3,606,783,705    95,163,442    347,266,789   41,412,050          88.2%
2d      3,615,404,752    98,958,014    334,851,169   41,412,050          88.4%
2e      3,590,692,545    92,338,521    366,182,870   41,412,049          87.8%
2f      3,635,005,244    95,479,325    318,729,366   41,412,051          88.9%
2g      3,755,796,505   105,640,673    187,776,759   41,412,049          91.8%


California Intermediate-Term Tax-Exempt Fund

2a        256,767,466     5,086,915      9,265,964   25,381,754          86.6%
2b        256,976,913     5,726,702      8,416,732   25,381,752          86.7%
2c        253,170,571     5,914,239     12,035,534   25,381,754          85.4%
2d        254,221,816     5,914,615     10,983,914   25,381,754          85.7%
2e        252,430,163     5,915,028     12,775,154   25,381,754          85.1%
2f        254,886,326     6,234,103      9,999,917   25,381,753          86.0%
2g        257,966,591     5,640,302      7,513,450   25,381,756          87.0%


California Long-Term Tax-Exempt Fund

2a        163,426,112     3,626,686     10,513,039   12,326,767          86.1%
2b        162,594,241     4,431,405     10,540,191   12,326,767          85.6%
2c        159,322,873     4,271,452     13,971,511   12,326,767          83.9%
2d        160,125,764     4,743,045     12,697,027   12,326,768          84.3%
2e        158,764,876     4,489,064     14,311,899   12,326,766          83.6%
2f        160,706,253     5,079,543     11,780,041   12,326,766          84.6%
2g        165,106,518     3,985,866      8,473,453   12,326,767          86.9%